Exhibit 99.1

FOR IMMEDIATE RELEASE

December 4, 2013

Owens & Minor Issues Financial Outlook for 2014 at

Annual Investor Meeting

Richmond, VA…BUSINESSWIRE…December 4, 2013 – Owens & Minor, Inc. (NYSE-OMI) provided the company’s financial outlook for 2014 at its annual Investor Meeting, held in New York on Wednesday, December 4, 2013.

For 2014, the company is targeting revenue growth of up to 2% and adjusted net income per diluted share of $1.95 to $2.05 for the year, which excludes exit and realignment and transaction-related costs.

A webcast of the investor meeting, featuring members of the Owens & Minor management team and related presentations, is available at www.owens-minor.com under the Investor Relations section.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national provider of distribution and logistics services to the healthcare industry and a leading European provider of logistics services to pharmaceutical, life-science, and medical-device manufacturers. With a diverse product and service offering and facilities throughout the United States and Europe, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare manufacturers, and the federal government. Owens & Minor also provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:

Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556; chuck.graves@owens-minor.com

Source: Owens & Minor